Exhibit 99.1

FOR IMMEDIATE RELEASE
MAY 5, 2005

GEMSTAR-TV GUIDE ANNOUNCES FIRST QUARTER RESULTS

Los Angeles, California (May 5, 2005) – Gemstar-TV Guide International, Inc. (NASDAQ: GMST) announced that for the first quarter ended March 31, 2005, the Company reported revenues of $175.4 million, a decrease of $17.8 million from revenues of $193.2 million in the first quarter of 2004, which included settlement payments received from certain consumer electronics manufacturers of $19.4 million.

Operating income for the first quarter of 2005 was $3.3 million, which included stock compensation, depreciation, and amortization charges of $7.2 million, compared with operating income of $26.6 million for the first quarter ended March 31, 2004, which included stock compensation, depreciation, and amortization charges of $8.8 million and the settlements of $19.4 million noted above.

The Company reported a loss from continuing operations of $(3.7) million, or $(0.01) per share, for the first quarter of 2005, compared with $(13.4) million, or $(0.03) per share, for the first quarter of 2004. For the first quarter of 2005, the Company’s net loss was $(3.7) million, or $(0.01) per share, compared with a net loss of $(39.8) million, or $(0.09) per share, in the first quarter of 2004.

The Company’s Chief Executive Officer Richard Battista commented, “While there is still much work ahead of us and challenges to overcome, Gemstar-TV Guide made progress on certain strategic business initiatives since we reported 2004 year-end results in February. On April 21st, we launched our new weekly publication Inside TV. Later this quarter, we expect to launch TV Guide Spot, the new on-demand network featuring entertaining guidance programming, for which we have already secured significant distribution and a charter advertiser. Finally, our new programming and marketing initiatives at the TV Guide Channel have begun to positively impact the network’s ratings and advertising results.

Mr. Battista continued, “As we continue to strengthen our infrastructure, streamline our operations and make focused investments, we believe our current efforts will generate long-term returns for the Company.”

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Operational Highlights

•	In March 2005, the Company’s CE Licensing business signed a multi-year agreement to extend incorporation of its interactive program guide (“IPG”) for consumer electronics products with Sony Corporation in Europe. The agreement also includes a patent license allowing Sony to use the Company’s intellectual property in certain products with alternative, non-Gemstar IPGs designed for the European market. Sony currently licenses the Company’s IPG for products in the U.S. and Japan.

•	In March 2005, TVG Network and EchoStar Communications Corporation’s DISH Network™ satellite TV service launched the first, nationwide interactive television (“ITV”) horseracing application. The new TVG Network interactive application is available in approximately 9 million ITV-enabled DISH Network homes, allowing DISH subscribers to access the latest news and information from the world of horseracing and, in certain states, to use their remote controls to participate in pari-mutual wagering on marquee TVG Network races such as the Kentucky Derby, Belmont Stakes and Breeders’ Cup World Thoroughbred Championships.

•	In March 2005, the Company’s TV Guide Channel reached a new ratings milestone with its pre-show coverage of the 77th Annual Academy Awards anchored by Joan Rivers and Melissa Rivers. The special attracted more than one million viewers, a TV Guide Channel first. In April 2005, the TV Guide Channel launched a weeknight slate of original prime time programs. To date in 2005, the Channel’s primetime national ratings have increased 9%, among adults 18 to 49 years old, versus the same time period in 2004.

•	In April 2005, the TV Guide Publishing group launched Inside TV, the first U.S. television magazine designed specifically for contemporary female fans. A newsstand-driven, 4-color, full-size publication, Inside TV reports on television news, personalities, fashion and trends. Unique to Inside TV is a seven-day guide to television, which highlights programming favorites by genre and is geared specifically for the female television viewer. Inside TV’s rate base is expected to be 400,000 by year-end and the initial cover price is $1.99.

First Quarter 2005 Segment Performance

The schedule below reflects the Company’s performance for the first quarters ended March 31, 2005 and 2004 by segment. Segment information is presented and reconciled to consolidated income from continuing operations before income taxes as follows:

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GEMSTAR-TV GUIDE INTERNATIONAL, INC.
CONSOLIDATED CONTINUING SEGMENT PERFORMANCE (1)
(In thousands)

	Three Months Ended March 31,
	2005	2004
Publishing Segment:
Revenues	$82,334	$98,362
Operating Expenses(2)	90,184	90,409

Adjusted EBITDA(3)	(7,850)	7,953

Cable and Satellite Segment:
Revenues	64,813	42,128
Operating Expenses(2)	44,513	27,191

Adjusted EBITDA(3)	20,300	14,937

CE Licensing Segment:
Revenues	28,250	52,689
Operating Expenses(2)	14,719	20,345

Adjusted EBITDA(3)	13,531	32,344

Corporate Segment:
Operating Expenses(2)	15,429	19,768

Adjusted EBITDA(3)	(15,429)	(19,768)

Consolidated:
Revenues	175,397	193,179
Operating Expenses(2)	164,845	157,713

Adjusted EBITDA(3)	10,552	35,466
Stock compensation	(25)	(203)
Depreciation and amortization	(7,215)	(8,628)

Operating income	3,312	26,635
Interest income (expense), net	3,304	(587)
Other income, net	278	45

Income from continuing operations before income taxes	$6,894	$26,093

(1)   Segment information for 2005 and 2004 is presented and reconciled to consolidated loss from continuing operations before income taxes in accordance with SFAS No. 131.
(2)  Operating expenses means operating expenses, excluding stock compensation, and depreciation and amortization and impairment of intangible assets.
(3)   Adjusted EBITDA is defined as operating income, excluding stock compensation, depreciation and amortization and impairment of intangible assets. We believe adjusted EBITDA to be relevant and useful information as adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate the performance of and allocate resources to the industry segments.

Certain financial statement items for the prior period have been reclassified to conform to the 2005 presentation.

Intersegment revenues and expenses have been eliminated from segment financial information as transactions between reportable segments are excluded from the measure of segment profit and loss reviewed by the chief operating decision maker.

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Publishing Segment

For the three months ended March 31, 2005, revenues for the Publishing Segment were $82.3 million, a decrease of $16.0 million, or 16.3%, from revenues of $98.4 million in the prior year’s quarter. This decrease in revenues was primarily due to a decline in newsstand and subscriber circulation revenue of $11.9 million and a $4.5 decrease in advertising revenue, primarily from the pharmaceutical industry and the broadcast networks, at TV Guide magazine.

For the three months ended March 31, 2005, adjusted EBITDA for the Publishing Segment was a negative $(7.9) million, a decrease of $15.8 million from adjusted EBITDA of $8.0 million in the prior year’s quarter. The decrease was due to the $16.0 million decline in revenues noted above, and a $3.7 million increase in subscriber acquisition expenses for TV Guide magazine and approximately $1.0 million in pre-launch expenses related to Inside TV, the Company’s new magazine, offset by reduced production costs at TV Guide magazine of $5.5 million.

Cable and Satellite Segment

For the three months ended March 31, 2005, revenues for the Cable and Satellite Segment were $64.8 million, an increase of $22.7 million, or 53.8%, from revenue of $42.1 million in the prior year’s quarter. The increase in revenues was primarily attributable to increased subscriber and licensing revenues at TV Guide Interactive of $13.9 million, an increase in advertising revenues at TV Guide Channel of $5.6 million, and $2.8 million of increased revenues at TV Games, primarily from increased wagering and licensing revenues.

For the three months ended March 31, 2005, adjusted EBITDA for the Cable and Satellite Segment was $20.3 million, an increase of $5.4 million from adjusted EBITDA of $14.9 million in the prior year’s quarter. The increase was due to the $22.7 million increase in revenues noted above, offset primarily by increases in marketing, sales and promotional expenses of $8.6 million, and a $2.2 million increase in compensation expenses primarily due to severance costs at TV Guide Channel, increased costs at TVG Network of $2.3 million, due to increased wagering volumes and increased content and programming expenses, and $1.0 million in pre-launch expenses related to the Company’s new on demand channel business, TV Guide Spot.

Consumer Electronics Licensing Segment

For the three months ended March 31, 2005, revenues for the Consumer Electronics Licensing Segment were $28.3 million, a decrease of $24.4 million, or 46.4%, from revenues of $52.7 million in the prior year’s quarter. The decrease was primarily due to the absence of $22.9 million in settlements from certain CE manufacturers and DBS licensing revenues. This, along with a decline in VCR Plus+ revenue of $4.3 million, was partially offset by increases in licensing revenue from incorporating our Guide Plus+ technology of $1.9 million. Since the first quarter of 2004, the Company ceased recording any significant amount of DBS licensing revenues as the Company’s agreement with DirecTV to pay recurring license fees based initially on new subscribers replaces manufacturers’ per unit license fees.

For the three months ended March 31, 2005, adjusted EBITDA for the Consumer Electronics Licensing Segment was $13.5 million, a decrease of $18.8 million, from adjusted EBITDA of $32.3 million in the prior year’s quarter. This decrease was primarily related to the $24.4 million decline in revenue noted above, and a $1.5 million increase in compensation expenses, primarily do to severance costs, offset by a $7.7 million reduction in legal costs due the ongoing settlement discussions with Scientific-Atlanta, Inc.

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Corporate Segment

For the three months ended March 31, 2005, adjusted EBITDA for the Corporate Segment was $(15.4) million, an improvement of $4.3 million from adjusted EBITDA of $(19.8) million in the prior year’s quarter. The improvement was primarily due to lower legal expenses of $4.1 million.

Consolidated legal costs for the first quarter was $6.5 million compared with $18.2 million for the same period in 2004. Although outside legal expenses declined in the quarter, we continue to expect outside legal expenses to be significant for the foreseeable future. The Company is a party to several significant pending legal proceedings and various proceedings for which we are required to reimburse the legal fees and expenses incurred by our former officers remain unresolved. Accordingly, while certain expenses associated with these matters were lower in the first quarter of the year, we anticipate that we may incur significantly higher legal expenses in connection with such matters during the remainder of this year.

Discussion of Cash and Liquidity

As of March 31, 2005, the Company’s cash, cash equivalents and current marketable securities were $544.7 million, excluding restricted cash of $39.0 million. Outstanding capital lease obligations — both short and long term — were $13.7 million, resulting in cash and cash equivalents and current marketable securities in excess of capital lease obligations of $531.0 million, excluding $39.0 million in restricted cash.

Conference Call

Gemstar-TV Guide will host a conference call with the financial community today, Thursday, May 5, 2005, at 2 p.m. PDT (5 p.m. EDT). Richard Battista, chief executive officer, and Brian D. Urban, chief financial officer, will present management’s review of the first quarter’s results, followed by a question and answer period.

The conference call will also be broadcast live via both teleconference and Internet web cast. Investors and analysts may connect to the call by dialing (800) 901-5218 (domestic) or (617) 786-4511 (international). The pass code is “24185713". To listen via web cast, link to the Company’s Website http://ir.gemstartvguide.com.

Investors unable to listen to the call live may access an audio replay, which will be hosted for one week following the conclusion of the call. To access the replay, call (888) 286-8010 (domestic) or (617) 801-6888 (international). The pass code is “97198004". An audio archive will also be hosted on the Company’s investor relations Website at http://ir.gemstartvguide.com. Replays will be available approximately two hours following the conclusion of the call.

About Gemstar-TV Guide International, Inc.

Gemstar-TV Guide International, Inc. (the “Company”), is a leading media and technology company that develops, licenses, markets and distributes technologies, products and services targeted at the television guidance and home entertainment needs of consumers worldwide. The Company’s businesses include: television media and publishing properties; interactive program guide services and products; and technology and intellectual property licensing. Additional information about the Company can be found at www.gemstartvguide.com.

Forward-Looking Statements:

Except for historical information contained herein, the matters discussed in this news release contains forward-looking statements that involve risks and uncertainties, including risks and uncertainties related to declines in our magazine publishing business; timely availability and market acceptance of products and services incorporating the Company’s technologies and content; our initiatives aimed at increasing advertising revenues at TV Guide Channel; our investment in new and existing businesses, including our new magazine and our on-demand network; limitations on our ability to control certain joint venture or partnership businesses; dependence on the cooperation of third party providers and delivery mechanisms; interruption or failure of communications and transmissions systems and mechanisms; the impact of competitive products and pricing; ongoing and potential future litigation; and the other risks detailed from time to time in the Company’s SEC reports, including the most recent reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements.

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Note to Editors: Gemstar®, TV Guide®, TV Guide Channel®, and TV Guide Interactive® are trademarks or registered trademarks of Gemstar-TV Guide International, Inc. and/or its subsidiaries. The names of other companies and products used herein are for identification purposes only and may be trademarks of their respective owners.

(Financial Tables Follow)

Contacts:
Gemstar-TV Guide International, Inc.
(Analysts and Shareholders)	(Media)
Robert L. Carl	Bo Park
Dir., Investor Relations	VP, Communication & Public Affairs
323-817-4600	212-852-7589

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GEMSTAR-TV GUIDE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS--UNAUDITED
(In thousands, except per share data)

	Three Months Ended March 31,
	2005	2004
Revenues:
Publishing	$82,334	$98,362
Cable and satellite	64,813	42,128
Consumer electronics licensing	28,250	52,689

	175,397	193,179

Operating expenses:
Publishing	90,184	90,409
Cable and satellite	44,513	27,191
Consumer electronics licensing	14,719	20,345
Corporate	15,429	19,768

Operating expenses, exclusive of expenses shown below	164,845	157,713
Stock compensation	25	203
Depreciation and amortization	7,215	8,628

	172,085	166,544

Operating income	3,312	26,635
Interest income (expense)	3,304	(587)
Other income, net	278	45

Income from continuing operations before income taxes	6,894	26,093
Income tax expense	10,643	39,535

Loss from continuing operations	(3,749)	(13,442)

Discontinued operations:
Income from discontinued operations	--	14,339
Loss on disposal of discontinued operations	--	(28,882)
Income tax expense	--	11,791

Loss from discontinued operations	--	(26,334)

Net loss	$(3,749)	$(39,776)

Basic and diluted loss per share:
Loss from continuing operations	$(0.01)	$(0.03)
Loss from discontinued operations	--	(0.06)

Net loss	$(0.01)	$(0.09)

Weighted average shares outstanding - basic and diluted	424,287	420,032

See accompanying Notes to Condensed Consolidated Financial Statements.

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GEMSTAR-TV GUIDE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	March 31, 2005	December 31, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$528,494	$558,529
Restricted cash	39,023	38,880
Marketable securities	16,220	11,191
Receivables, net	112,108	123,981
Deferred tax assets, net	6,986	3,863
Current income taxes receivable	16,670	21,333
Other current assets	27,991	30,950

Total current assets	747,492	788,727
Property and equipment, net	44,547	45,483
Indefinite-lived intangible assets	66,272	66,272
Finite-lived intangible assets, net	119,439	123,349
Goodwill	259,524	259,524
Income taxes receivable	40,996	40,998
Other assets	34,367	38,020

	$1,312,637	$1,362,373

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$40,743	$62,284
Accrued liabilities	154,082	171,621
Current income taxes payable	11,650	232
Current portion of capital lease obligation	526	515
Current portion of deferred revenue	160,923	161,687

Total current liabilities	367,924	396,339
Deferred tax liabilities, net	28,274	28,274
Capital lease obligation, less current portion	13,138	13,274
Deferred revenue, less current portion	471,513	485,941
Other liabilities	123,241	127,753
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share	--	--
Common stock, par value $0.01 per share	4,337	4,337
Additional paid-in capital	8,475,732	8,478,540
Accumulated deficit	(8,081,449)	(8,077,700)
Accumulated other comprehensive income, net of tax	440	659
Treasury stock, at cost	(90,513)	(95,044)

Total stockholders' equity	308,547	310,792

	$1,312,637	$1,362,373

See accompanying Notes to Condensed Consolidated Financial Statements.

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GEMSTAR-TV GUIDE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS—UNAUDITED
(In thousands)

	Three Months Ended March 31,
	2005	2004
Cash flows from operating activities:
Net loss	$(3,749)	$(39,776)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	7,215	8,628
Deferred income taxes	(3,123)	(33,152)
Loss on disposal of discontinued operations	--	28,882
Transfer to restricted cash	--	(42,500)
Other	1,008	1,330
Changes in operating assets and liabilities:
Receivables	12,275	18,757
Income taxes receivable	4,665	(113)
Other assets	5,528	(3,972)
Accounts payable, accrued liabilities and other liabilities	(43,687)	(25,288)
Income taxes payable	11,418	80,860
Deferred revenue	(15,192)	216,968

Net cash (used in) provided by operating activities	(23,642)	210,624

Cash flows from investing activities:
Investments and acquisitions	--	(15,000)
Purchases of marketable securities	(5,099)	(4,502)
Maturities of marketable securities	7	4,775
Proceeds from sale of assets	11	2,322
Additions to property and equipment	(2,491)	(3,058)

Net cash used in investing activities	(7,572)	(15,463)

Cash flows from financing activities:
Repayment of capital lease obligations	(125)	(566)
Proceeds from exercise of stock options	1,403	25,883
Distributions to minority interests	--	(1,060)

Net cash provided by financing activities	1,278	24,257

Effect of exchange rate changes on cash and cash equivalents	(99)	(16)

Net (decrease) increase in cash and cash equivalents	(30,035)	219,402
Cash and cash equivalents at beginning of period	558,529	257,360

Cash and cash equivalents at end of period	$528,494	$476,762

        See accompanying Notes to Condensed Consolidated Financial Statements.

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